Exhibit 3.9

Execution Version

EQV Resources LLC

a Delaware Limited Liability Company

AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

Dated as of September 5, 2023

THE LIMITED LIABILITY COMPANY INTERESTS REPRESENTED BY THIS AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED, OR UNDER ANY OTHER APPLICABLE SECURITIES LAWS. SUCH INTERESTS MAY NOT BE SOLD, ASSIGNED, PLEDGED OR OTHERWISE DISPOSED OF AT ANY TIME WITHOUT EFFECTIVE REGISTRATION UNDER SUCH ACT AND LAWS OR EXEMPTION THEREFROM, AND COMPLIANCE WITH THE OTHER RESTRICTIONS ON TRANSFERABILITY SET FORTH HEREIN.

AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

OF

EQV RESOURCES LLC

a Delaware Limited Liability Company

THIS AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT (this “Agreement”) of EQV Resources LLC (the “Company”), a Delaware limited liability company, is entered into as of September 5, 2023, by EQV Resources Intermediate LLC, a Delaware limited liability company (the “Member”).

WHEREAS, the Company was originally formed on January 27, 2023, by filing its original Certificate of Formation with the Secretary of State of the State of Delaware;

WHEREAS, on January 27, 2023, the then-existing member of the Company entered into an Operating Agreement of the Company (the “Original LLC Agreement”);

WHEREAS, the Member acquired all of the outstanding limited liability interests of the Company and, as a result thereof, became the sole member of the Company in connection with the transactions contemplated by that certain Contribution Agreement, dated as of September 5, 2023 by and among the Member, the Company and the other parties thereto; and

WHEREAS, the Member now wishes to amend and restate the Original LLC Agreement of the Company and to set forth the rights, powers and interests of the Member with respect to the Company and its limited liability company interests therein and to provide for the management of the business and operations of the Company.

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, the party hereto, intending to be legally bound, agrees that the Original LLC Agreement is hereby amended and restated in its entirety, and further agrees as follows:

1. Name. The name of the limited liability company governed hereby is “EQV Resources LLC”.

2. Purpose. The Company does and will exist for the object and purpose of engaging in any lawful act or activity for which limited liability companies may be formed under the Delaware Limited Liability Company Act (6 Del.C. § 18-101, et seq.), as in effect from time to time (the “Act”), and engaging in any and all activities necessary or incidental to accomplish the foregoing.

3. Term. The existence of the Company commenced on January 27, 2023, the date a Certificate of Formation was filed with the office of the Secretary of State of Delaware under and pursuant to the Act and shall continue until the Company is dissolved pursuant to Section 13 of this Agreement.

4. Members. The sole member is EQV Resources Intermediate LLC, a Delaware limited liability company.

5. Capitalization. The Member’s interest in the Company, including the Member’s interest, if any, in the capital, income, gains, losses, deductions and expenses of the Company, and the right to vote, if any, on matters affecting the Company or the Member’s interest therein, as provided by the Act or this Agreement, shall be represented by units of limited liability company interest (each, a “Unit”). All Units issued hereunder shall be issued in uncertificated form unless otherwise determined by the Managing Member (as defined below). Units may be issued in whole or fractional interests. The initial Units issued to the Member are set forth on the attached Schedule 1, which schedule shall be amended from time to time in accordance with the terms of this Agreement.

6. Additional Interests. Subject to the provisions of this Agreement, the Managing Member (as defined below) shall have the right to cause the Company to issue or sell to any individual, partnership, corporation, limited liability company, association, joint stock company, trust, joint venture, unincorporated organization, or any other business entity, or a governmental entity or any department, agency, or political subdivision thereof (each, a “Person”) (including the Managing Member) any of the following (“Additional Interests”): (a) additional Units or other interests in the Company (including new classes or series thereof having different rights); (b) obligations, evidences of indebtedness or other securities or interests convertible into or exchangeable for Units or other interests in the Company; and (c) rights, warrants, options, convertible securities, exchangeable securities, indebtedness or other rights, in each case exercisable for or convertible or exchangeable into, directly or indirectly, Units or securities exercisable for or convertible or exchangeable into Units, whether at the time of issuance or upon the passage of time or the occurrence of some future event. The Managing Member shall determine the terms and conditions governing the issuance of such Additional Interests, including the number and designation of such Additional Interests, the preference (with respect to distributions) over any other limited liability company interests and any required contributions in connection therewith. Upon the issuance or sale of Additional Interests, the Managing Member or an authorized Officer (as defined below) shall amend Schedule 1 without further vote, act or consent of any other Person to reflect the issuance or sale of such Additional Interests.

7. Additional Members. In order for a Person to be admitted as a member of the Company with respect to an Additional Interest such Person shall have delivered to the Company a written undertaking to be bound by the terms and conditions of this Agreement and shall have delivered such documents and instruments as the Managing Member determines to be necessary or appropriate in connection with the issuance of such Additional Interest to such Person or to effect such Person’s admission as a member of the Company. Upon delivery of such documents and instruments, (i) the Managing Member or an authorized Officer shall amend Schedule 1 without the further vote, act or consent of any other Person to reflect such new Person as a member of the Company and (ii) such Person shall be deemed to have been admitted as a member of the Company and shall be listed as such on the books and records of the Company.

8. Capital Contributions. The Member shall not be obligated to make capital contributions to the Company and the Units shall be nonassessable.

9. Distributions. Distributions shall be made to the Member at the times and in the aggregate amounts determined by the Managing Member. Notwithstanding any provision to the contrary contained in this Agreement, the Company shall not be required to make a distribution to the Member on account of its interest in the Company if such distribution would violate Section 18-607 of the Act or any other applicable law.

10. Management Authority. The business and affairs of the Company shall be managed by or under the direction of its sole Member (the “Managing Member”). The Managing Member shall have the sole right to manage the business of the Company and shall have all powers and rights necessary, appropriate or advisable to effectuate and carry out the purposes and business of the Company. All matters of the Company shall be determined by the Managing Member. Any action required or permitted to be taken by the Managing Member at a meeting may be taken without a meeting in a writing executed by the Managing Member. The Managing Member may adopt such other procedures governing the conduct of business as it shall deem appropriate.

11. Officers. The officers of the Company (the “Officers”), if any, shall be appointed by the Managing Member in its sole discretion, and the Managing Member may assign such officers titles including, but not limited to, “chief executive officer,” “president,” “vice president,” “treasurer,” “assistant treasurer,” “secretary,” “assistant secretary” and “chief financial officer.” Any officers so appointed will have such authority and perform such duties as the Managing Member may, from time to time, delegate to them and, to the extent not so delegated, as generally pertain to their respective offices, subject to the control of the Managing Member. The initial Officers are set forth on the attached Schedule 2. No Officer need be a member of the Company and any number of offices may be held by a single person. The salaries and other compensation, if any, of the Officers shall be fixed from time to time by the Managing Member. Any Officer may resign, in writing, as such at any time and such resignation will be effective at the time specified in the written resignation, or if no time is specified, at the time the written resignation is received by the Company. Any Officer may be removed as such, either with or without cause, at any time by the Managing Member.

12. Tax Elections. Unless otherwise determined by the Managing Member, the fiscal and taxable year of the Company shall end on December 31st of each calendar year.

13. Dissolution; Liquidation.

(a) Dissolution. The Company shall dissolve and its affairs shall be wound up upon the first to occur of the following: (a) the written consent of the Managing Member and (b) the entry of a decree of judicial dissolution under Section 18-802 of the Act.

(b) Liquidation. Upon the dissolution of the Company, the Managing Member shall wind up the affairs of the Company. The Member shall continue to share distributions, profits and losses during the period of liquidation in accordance with this Section 13 and Section 9 hereof. Following the payment of or provision for all debts and liabilities of the Company and all expenses of liquidation, and subject to the right of the Managing Member to set up such cash reserves as may be reasonably necessary for any contingent or unforeseen liabilities or obligations of the Company, the proceeds of the liquidation and any other funds (or other remaining assets) of the Company shall be distributed, in cash or in kind or partly in each, to the Member in accordance with Section 9.

14. Limited Liability. No Officer, manager or Member, including, but not limited to, the Managing Member acting in its capacity as manager of the Company pursuant to Section 10, shall have any liability for the indebtedness, obligations or liabilities of the Company, whether arising in contract, tort or otherwise, except to the extent expressly required by the Act.

15. Indemnification.

(a) The Company hereby agrees to indemnify and hold harmless any Person (each, an “Indemnified Person”) to the fullest extent permitted under the Act, as the same now exists or may hereafter be amended, substituted or replaced (but, in the case of any such amendment, substitution or replacement only to the extent that such amendment, substitution or replacement permits the Company to provide broader indemnification rights than the Company is providing immediately prior to such amendment), against all expenses, liabilities and losses (including attorneys’ fees, judgments, fines, excise taxes or penalties) reasonably incurred or suffered by such Person (or one or more of such Person’s affiliates) by reason of the fact that such Person is or was a member of the Company or is or was serving as the Managing Member, a manager, officer, principal, partner, employee or other agent of the Company or is or was serving at the request of the Company as the Managing Member, a manager, officer, director, principal, member, partner, employee or agent of another corporation, partnership, joint venture, limited liability company, trust or other enterprise; provided, that, (unless the Managing Member otherwise consents) no Indemnified Person shall be indemnified for any expenses, liabilities and losses suffered that are attributable to such Indemnified Person’s or its affiliates’ gross negligence, willful misconduct or knowing violation of law, or for any present or future breaches of any representations, warranties or covenants by such Indemnified Person or its affiliates contained herein or in the other agreements with the Company; provided, further, that, unless the Managing Member otherwise determines, no Person shall be entitled to indemnification hereunder with respect to a proceeding initiated by such Person or with respect to a proceeding between such Person on the one hand and any of the Company or its subsidiaries on the other. Expenses, including attorneys’ fees and expenses, incurred by any such Indemnified Person in defending a proceeding shall be paid by the Company in advance of the final disposition of such proceeding, including any appeal therefrom, upon receipt of an undertaking by or on behalf of such Indemnified Person (in form and substance acceptable to the Managing Member) to repay such amount if it shall ultimately be determined that such Indemnified Person is not entitled to be indemnified by the Company.

(b) The right to indemnification and the advancement of expenses conferred in this Section 15 shall not be exclusive of any other right which any Person may have or hereafter acquire under any statute, agreement, by-law, vote of the Managing Member or otherwise.

(c) The Company may maintain insurance, at its expense, to protect any Indemnified Person against any expense, liability or loss described in Section 15(a) above whether or not the Company would have the power to indemnify such Indemnified Person against such expense, liability or loss under the provisions of this Section 15.

(d) Notwithstanding anything contained herein to the contrary (including in this Section 15), any indemnity by the Company relating to the matters covered in this Section 15 shall be provided out of and to the extent of Company assets only and no member of the Company (unless such member otherwise agrees in writing or is found in a final decision by a court of competent jurisdiction to have personal liability on account thereof) shall have personal liability on account thereof or shall be required to make additional capital contributions to help satisfy such indemnity of the Company.

(e) If this Section 15 or any portion hereof shall be invalidated on any ground by any court of competent jurisdiction, then the Company shall nevertheless indemnify and hold harmless each Indemnified Person pursuant to this Section 15 to the fullest extent permitted by any applicable portion of this Section 15 that shall not have been invalidated and to the fullest extent permitted by applicable law. The indemnification provisions set forth in this Section 15 shall be deemed to be a contract between the Company and each of the Persons constituting Indemnified Persons at any time while the provisions of this Section 15 remain in effect, whether or not such Person continues to serve in such capacity and whether or not such Person is a party hereto. In addition, this Section 15 cannot be retroactively amended to adversely affect the rights of any Indemnified Persons arising in connection with any acts, omissions, facts or circumstances occurring prior to such amendment.

16. Standards of Conduct and Modification of Duties.

(a) Notwithstanding anything to the contrary in this Agreement, neither the Managing Member nor any other Member shall have any duty or obligation, express or implied, to sell or otherwise dispose of any asset of the Company or its subsidiaries.

(b) To the extent that, at law or in equity, a Member (in its capacity as such) owes any duties (including fiduciary duties) to the Company, any other Member or any other Person pursuant to applicable laws or this Agreement, such duty is hereby eliminated to the fullest extent permitted pursuant to law (including Section 18-1101(c) of the Act), it being the intent of the Member that to the extent permitted by applicable law, no Member (in its capacity as such) shall owe any duties of any nature whatsoever to the Company, any other Members or any other Person, other than the implied contractual covenant of good faith and fair dealing, and each Member may decide or determine any matter in its sole and absolute discretion taking into account solely its interests and those of its affiliates (excluding the Company and its subsidiaries). Except with respect to the express obligations set forth in this Agreement or any other agreement to which any Member is a party, to the maximum extent permitted by applicable law (including Section 18-1101(e) of the Act), the Company, each Member and each other Person bound by this Agreement hereby waives any claim or cause of action against, and hereby eliminate all liabilities of, each Member, solely in its capacity as a Member, for any breach of any duty (including fiduciary duties) to the Company, the other Members or any other holders of Units or any other Person. Nothing in this Agreement is intended to create a partnership, joint venture, agency or other relationship creating fiduciary or quasi-fiduciary duties or similar duties or obligations, or otherwise subject the Members to joint and several liability or vicarious liability or to impose any duty, obligation or liability that would arise therefrom with respect to any or all of the Members or the Company.

(c) Notwithstanding anything in this Agreement to the contrary, each of the Company, the Members and each other Person bound by this Agreement agree that:

(i) the Managing Member (in its capacity as manager of the Company pursuant to Section 10) shall not owe any fiduciary or other duty or obligation whatsoever to the Company, any Member, any other Officer or any other Person, except to the extent required by any provision of applicable law that cannot be waived;

(ii) to the extent that, at law or in equity, the Managing Member (in its capacity as manager of the Company pursuant to Section 10) owes any duties (including fiduciary duties) to the Company, any Member or any other Person, any such duty is hereby waived and eliminated to the fullest extent permitted pursuant to applicable law;

(iii) subject to the foregoing clauses (i) and (ii), the Company, each Member and each other Person bound by this Agreement hereby waives any claim or cause of action against, and hereby eliminates all liabilities of, the Managing Member, solely in its capacity as manager of the Company pursuant to Section 10, for any breach of any duty (including any fiduciary duty) to the Company, the other Members, or any other holders of Units or any other Person.

17. Amendments. Except as otherwise provided in this Agreement or in the Act, this Agreement may be amended only by the Managing Member.

18. Governing Law. This Agreement shall be governed by, and construed under, the internal laws of the State of Delaware, all rights and remedies being governed by said laws.

[Signature page follows]

IN WITNESS WHEREOF, the undersigned, intending to be legally bound hereby, have duly executed this Agreement as of the date first written above.

COMPANY:

EQV RESOURCES LLC

By:	/s/ Tyson Taylor
Name:	Tyson Taylor
Title:	Secretary

MEMBER:

EQV RESOURCES INTERMEDIATE LLC

By:	/s/ Tyson Taylor
Name:	Tyson Taylor
Title:	Secretary

Signature Page to Amended and Restated

Limited Liability Company Agreement of

EQV Resources LLC

Schedule 1

Outstanding Units

Member	Units

EQV Resources Intermediate LLC	100

Total	100

Schedule 1 to Amended and Restated

Limited Liability Company Agreement of

EQV Resources LLC

Schedule 2

Officers

Name	Position
Jerome Silvey	President
Tyson Taylor	Secretary

Schedule 2 to Amended and Restated

Limited Liability Company Agreement of

EQV Resources LLC